                                                                      EXHIBIT 99

[IKONICS CORPORATION LETTERHEAD]


                                  NEWS RELEASE

NEWS CONTACT:  Bill Ulland                                 FOR IMMEDIATE RELEASE
               Chairman, President & CEO                   April 27, 2006
               (218) 628-2217


               IKONICS ANNOUNCES INCREASE IN FIRST QUARTER PROFITS

DULUTH, MN - IKONICS Corporation, a Duluth based imaging technology company, reported earnings for the first quarter of 2006 of $98,000, or $0.05 per share, compared to $0.01 per share for the first quarter of 2005. Sales were $3,372,000, a 1% increase over 2005.

The strong increase in earnings reflects reduced expenses and higher margins resulting from a more favorable product mix. Sales to India continue to be slow, although the company anticipates a rebound in the second quarter.

Bill Ulland, Ikonics CEO, said, "Historically, the first quarter tends to be our weakest, affected by cold weather shipping delays and the Asian New Year holiday season. We look to our new business initiatives to lessen the affect of this seasonality."

"Our new initiatives are gaining traction," Ulland said. "We are producing IKONMetal and assigning distributors; our IKONBraille prototype was received very positively at the recent International Sign Expo in Orlando, and we are starting to build an inventory of this product."

IKONMetal is a unique metal composite that can be etched by rotary engraving or abrasive etching into a high-quality, low-cost metallic sign, award or trophy. IKONBraille is a patent-applied-for product designed to be made into high-quality, low-cost custom Braille signage using abrasive etching.





This press release contains forward-looking statements regarding sales, earnings, and new products that involve risks and uncertainties. The company's actual results could differ materially as a result of domestic and global economic conditions, competitive market conditions, acceptance of new products, the ability to identify and make suitable acquisitions, as well as the factors described in the company's Form 10-KSB, Forms 10-QSB and other reports on file with the SEC.




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                               IKONICS CORPORATION

                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
               For the Three Months Ended March 31, 2006 and 2005



                                                                            THREE MONTHS ENDED
                                                                        03/31/06         03/31/05
                                                                       ----------       ----------
                   Sales                                               $3,371,800       $3,328,527
                   Costs and expenses net of interest income            3,226,010        3,313,761
                   Income before income taxes                          $  145,790       $   14,766
                   Federal and state income tax expense (benefit)          47,488           (8,889)
                                                                       ----------       ----------
                   Net income                                              98,302           23,655
                                                                       ==========       ==========
                   Earnings per common share-diluted                   $     0.05       $     0.01
                                                                       ==========       ==========
                   Average shares outstanding-diluted                   2,019,238        1,984,051



                            CONDENSED BALANCE SHEETS
                   As of March 31, 2006 and December 31, 2005


                  ASSETS                                        3/31/06           12/31/05
                                                                -------           --------
                                                              (UNAUDITED)

                  Current assets                              $7,440,824        $7,728,358
                  Property, plant and equipment, net             930,772           951,565
                  Investment in non-marketable
                     equity securities                           700,788           450,790
                  Intangible assets                              283,393           279,086
                  Deferred income taxes                           61,000            61,000
                                                              ----------        ----------
                                                              $9,416,777        $9,470,799
                                                              ==========        ==========
                  LIABILITIES AND EQUITY
                  Current liabilities                         $  713,828       $   992,294
                  Long term debt                                       0                 0
                  Stockholders' equity                         8,702,949         8,478,505
                                                              ----------       -----------
                                                              $9,416,777       $ 9,470,799
                                                              ==========       ===========



                  CONDENSED STATEMENTS OF CASH FLOW (UNAUDITED)
               For the Three Months Ending March 31, 2006 and 2005

                                                                           3/31/06        3/31/05
                                                                         ----------     ----------
         Cash flows provided by (used in) operating activities               18,363      ($143,021)
         Cash flows provided by (used in) investing activities             (217,178)           260
         Cash flows provided by financing activities                        121,221         75,363
                                                                         ----------     ----------
         Net decrease in cash and cash equivalents                          (77,594)       (67,398)
         Cash and cash equivalents at beginning of period                 3,412,072      2,737,460
                                                                         ----------     ----------
         Cash and cash equivalents at end of period                      $3,334,478     $2,670,062
                                                                         ==========     ==========